EXHIBIT A

                    STOCK PURCHASE OPTION AGREEMENT,
                   AGREEMENT NOT TO SELL SHARES, AND
                  AGREEMENT TO VOTE SHARES FOR MERGER


          THIS STOCK PURCHASE OPTION AGREEMENT, AGREEMENT NOT TO SELL SHARES, AND AGREEMENT TO VOTE SHARES FOR MERGER (this "Agreement") dated as of January 16, 1997, is by and between U.S. Gold Corporation, a Colorado corporation ("Stockholder"), and Globex Mining Enterprises Inc., a Quebec corporation ("Globex").


                               RECITALS
                               --------

          A. Globex and Gold Capital Corporation, a Colorado corporation ("Company"), are parties to a Letter of Intent dated December 20, 1996, which contemplates a series of transactions by which Globex will acquire all of the issued and outstanding shares of common stock of the Company (the "Common Stock") pursuant to a series of transactions (sometimes referred to hereinafter as the "Acquisition Transactions") which will include (i) a Loan Agreement (the "Loan Agreement") between Globex and the Company by which Globex will loan certain amounts to the Company; (ii) a Stock Purchase Agreement (the "Stock Purchase Agreement") between Globex and Royalstar Resources Ltd. ("Royalstar"), regarding the sale to Globex of approximately 47% of the Common Stock, which is owned by Royalstar; and (iii) an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, and subject to the terms and conditions contained therein, Globex would purchase the remaining outstanding shares of the Company's Common Stock, for and in consideration of 1,285,607 shares of Globex Common Stock (the "Globex Stock") for every share of common stock, pursuant to a merger (the "Merger") of the Company with a wholly-owned U.S. subsidiary of Globex (the "Sub").

          B. As of the date hereof, Stockholder owns 2,287,547 shares, or approximately 25% of the outstanding Common Stock of the Company (the "Shares"), and Stockholder desires to (i) grant to Globex (or Sub) an irrevocable option to purchase the Shares; (ii) agree to vote in favor of the Merger (subject to the proxy described in clause (iii)) all the Shares held by Stockholder; (iii) grant to Globex (or Sub) an irrevocable proxy covering the shares held by Stockholder to vote in favor of the Merger; and (iv) enter into an agreement whereby the Stockholder agrees not to sell any of its Shares during the Option Period (as defined below).


                               AGREEMENT
                               ---------

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the parties hereby agree as follows:

          1. Grant of Option. Stockholder hereby grants to Globex (or Sub) an irrevocable option (the "Option") to purchase the Shares in return for 632,094 shares of Globex Stock (the "Purchase Price").

          2. Exercise of Option. (a) Globex (or Sub) may exercise the Option, in whole but not in part, at any time on or prior to the Termination Date (as defined herein), which period of time shall be referred to hereinafter as the "Option Period." In the event Globex wishes to exercise the Option, Globex will send a written notice to Stockholder (the "Closing Notice") specifying a place and date no later than five business days following the date of Closing Notice, for the closing of such purchase (the "Closing").

               (b) Notwithstanding the provisions of clause (a) above, if any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated thereunder (collectively, the "HSR Act"), applicable to the exercise of the Option shall not have expired or been terminated, or if any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining exercise of the Option shall be in effect, in any case, as of the date specified for the Closing in the Closing Notice, the period of time during which the Option may be exercised shall be extended until five business days following the later to occur of the expiration or termination of such waiting period or the removal of any such Order.

          3. Sale and Purchase. (a) If Globex exercises the Option, at any Closing hereunder, subject to the terms and conditions hereof, Stockholders will sell, transfer and deliver to Globex (or Sub) a certificate or certificates representing the Shares duly endorsed (or accompanied by duly executed stock powers) to Globex (or Sub) and otherwise in proper form for transfer, and Globex (or Sub) will purchase the Shares and will sell, transfer and deliver to Stockholder a certificate or certificates representing the number of shares of Globex stock constituting the Purchase Price, duly endorsed (or accompanied by duly executed stock powers) to Stockholder and otherwise in proper form for transfer. All such Shares shall be subject only to those restrictions on transfer, if any, as are placed on the shares of Globex shares exchanged for shares of stock of the Company pursuant to the Merger Agreement.

               (b) In the event of any change in the number of issued and outstanding Shares by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, outstanding options, obligations of the Company to issue additional Shares or the like, or any other change in the corporate or capital structure of the Company that would have the effect of diluting Globex's rights and privileges hereunder, the number and kind of Shares subject to the Option and the consideration payable in respect of such Shares shall be appropriately adjusted to restore to Globex its rights and privileges hereunder.


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               (c)  In the event of any change in the number of issued
          and outstanding shares of Globex common stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares or the like (except in relation to the Acquisition Transactions hereunder or financing undertaken by Globex in connection therewith), or any other change in the corporate or capital structure of Globex that would have the effect of diluting the consideration which Stockholder is to receive for the Shares if Globex exercises the Option, the Purchase Price payable in respect of such Shares shall be appropriately adjusted to provide to Stockholder substantially the same consideration for its Shares.

          4. Dividends and Distributions. Until the sale of Stockholder's Shares at any Closing hereunder, Stockholder will remain the record and beneficial owner of such Shares and will be entitled to receive and retain all cash dividends with respect to such Shares declared prior to the date of Closing and payable to shareholders of record as of a date prior to the date of the Closing.

          5. Agreement to Support Merger. Stockholder agrees, subject to the terms of Section 7, to vote the Shares held by it in favor of the Merger pursuant to the terms of the Merger Agreement.

          6. Proxy With Respect to the Shares. Stockholder hereby irrevocably appoints Globex (or Sub) as its attorney and proxy, with full power of substitution, to vote or to express written consent or dissent in such manner as such attorney and proxy or its substitute shall, in its sole discretion, deem proper, and otherwise act (including pursuant to any corporate action in writing without a meeting) with respect to all of the Shares which it is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of the Company, or pursuant to written action taken in lieu of any such meeting or otherwise; provided, however, that Stockholder grants a proxy hereunder only with respect to the following matters (the "Designated Matters"):
(i) votes or consents with respect to the Merger; (ii) votes or consents with respect to any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement;
(iii) votes or consents with respect to any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to, (a) any extraordinary corporate transaction (other than the Merger), such as a merger, other business combination, reorganization or liquidation involving Company,
(b) any option, sale, mortgage, transfer or other material transaction regarding the Tonkin Springs Project in Eureka County, Nevada or any other material asset of the Company or any of its subsidiaries,
(c) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Globex, or (d) any material change in the present capitalization of the Company; and
(iv) votes or consents relating to any other material change in the corporate structure or business of the Company. This proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of and as an inducement to cause Globex to enter into the transactions contemplated by this Agreement and the Merger Agreement. This proxy shall revoke any other proxy granted by Stockholder at any


time with respect to the Shares and no subsequent proxies will be given with respect thereto by Stockholder. In addition, if subsequent to the date hereof Stockholder is entitled to vote the Shares for any purpose unrelated to the Designated Matters, it shall provide notice thereof to Globex.

          7. Condition to Stockholder's Obligations. The obligations of the parties to close the transactions contemplated by this Agreement upon its execution and thereafter shall be subject to the additional condition that all representations and warranties of Stockholder (in the case of the obligations of Globex) and Globex (in the case of the obligations of Stockholder) shall be true and correct in all material respects as of the date hereof and at and as of the date of the exercise of the Option and the closing of (i) the Stock Purchase Agreement and (ii) the Merger Agreement, all with the same force and effect as though made on and as of the date of this Agreement.

          8.   Representations and Warranties of Stockholder.
Stockholder represents and warrants to Globex as follows:

               8.1 Ownership of Shares. On the date hereof, the Shares are all of the shares of the Company's Common Stock currently beneficially owned by the Stockholder. Stockholder has no rights to acquire additional shares of the Company's Common Stock, and has converted all shares of preferred stock of the Company owned by it into Common Stock. Stockholder currently has, and at the Closing described in Section 3 will have, good, valid and marketable title to the Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable U.S. Federal and State securities laws). As set forth on the form 8-K filed by the Company with the Securities and Exchange Commission on December 19, 1996, and notwithstanding assertions to the contrary made by Royalstar in a letter to Company dated January 10, 1997, Stockholder is of the opinion, based on the advice of its outside counsel, that the Shareholders' Agreement among John Young, Royalstar, the Company, Stockholder, Tonkin Springs Venture Limited Partnership and Tonkin Springs Gold Mining Company terminated effective as of the date John Young resigned as an officer and director of the Company.

               8.2 Power: Binding Agreement. Stockholder has the full legal right, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution and delivery of this Agreement by Stockholder has been authorized by all necessary corporate action on the part of Stockholder and will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust or proxy. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution or delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (i) require any consent or approval of or filing with any governmental or other regulatory body except for
(x) the filings


required under the H-S-R Act and (y) filings on Schedule 13D under the Securities Exchange Act of 1934, as amended, or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder is bound.

               8.3 Continuity of Interest. There is no current plan or intention by Stockholder to sell, exchange or otherwise dispose of the shares of Globex's common stock received by the Stockholder.

               8.4 Finder's Fees. No person is, or will be, entitled to any commission or finder's fees from Stockholder in connection with this Agreement or the transactions contemplated hereby.

          9. Representations and Warranties of Globex. Globex represents and warrants to Stockholder as follows:

               9.1  Ownership of Shares.  At the Closing described in
Section 3, Globex will have good, valid and marketable title to the shares of Globex common stock constituting the Purchase Price, free and clear of all liens, encumbrances, restrictions, options, warranties, rights to purchase and claims of every kind (other than restrictions on transfer under applicable Canadian provincial and U.S. Federal and State securities laws).

               9.2 Powers: Binding Agreement. Globex has full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Globex has been authorized by all necessary corporate action on the part of Globex and will not violate any other agreement to which Globex is a party. This Agreement has been duly executed and delivered by Globex and constitutes a legal, valid and binding agreement of Globex, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally or general principles of equity. Neither the execution of this Agreement nor the consummation by Globex of the transactions contemplated hereby will (i) require any consent or approval of or filing with any governmental or regulatory body except for (x) for the filings required under the H-S-R Act and (y) filings on Schedule 13D under the Securities Exchange Act of 1934, as amended, or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Globex is a party or by which it is bound.

               9.3 Finder's Fees. No person is, or will be, entitled to any commission or finder's fees from Globex in connection with this Agreement or the transactions contemplated hereby.


               9.4 No Intention to Sell Shares. If it exercises the Option, Globex (or Sub) will be acquiring the Shares for investment purposes and has no intention of selling such Shares in a public distribution in violation of applicable securities laws.

          10. Covenants of Stockholder. (a) So long as the Option remains exercisable, Stockholder hereby covenants and agrees with Globex that, except pursuant to the terms of this Agreement, Stockholder will not, without the prior written consent of Globex, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, (ii) acquire or sell, assign, transfer or otherwise dispose of any Shares, (iii) enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shares, or (iv) directly or indirectly, encourage, solicit, initiate or, participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than Globex or any affiliate or associate of Globex) concerning any proposal or offer (a "Takeover Proposal") for a merger or other business combination involving the Company or the acquisition in any manner, directly or indirectly, of a material equity interest in any voting securities of or a substantial portion of the assets of the Company. Stockholder shall promptly notify Globex of, and communicate to Globex the terms and status of any inquiry or proposal with respect to any Takeover Proposal and shall promptly provide Globex with any such information regarding such proposal as Globex may request (including delivering copies thereof).

               (b) In the event that Globex exercises the Option, Stockholder hereby agrees, for a period of two (2) years from the date of Globex's exercise of the Option to vote all shares of Globex Stock which constitute the Purchase Price under Section 1 of this Agreement (the "Globex Shares") in the exact manner specified by Globex, or, at the sole election of Globex, to grant to Globex a duly executed irrevocable proxy with respect to the Globex Shares in accordance with C.R.S. Section 7-107-203(5).

               (c) In the event that Globex exercises the Option, Stockholder hereby grants to Globex a first right of refusal as related to sales of the Globex Shares by Stockholder to third-party non-affiliates, for a period of two (2) years from the date of Globex's exercise of the Option, as provided herein ("First Right of Refusal").

                         (i)  Stockholder will give Globex written
          notice of Stockholder's intention to sell (or deliver in satisfaction of debt) any of the Globex Shares beneficially owned directly or indirectly by Stockholder to any person, except for an Affiliate, as hereinafter defined, such written notice to provide in reasonable detail, the terms, conditions and timing of such intended sale (or delivery) provided that a written notice from Stockholder to the effect that a prescribed number of shares will be sold at the prevailing market price shall constitute a valid Sales Notice ("Sales Notice"). An "Affiliate" of


Stockholder is defined as any entity in which Stockholder directly or indirectly owns a greater than 50% interest.

                         (ii) Globex will have 5 business days from receipt of the Sales Notice to give Stockholder written notice of Globex's irrevocable election to exercise its rights to purchase the shares covered by the Sales Notice under terms and conditions no less favorable to Stockholder than those included in the Sales Notice.

                         (iii)     If Globex has not given notice to
          Stockholder of its irrevocable intent to exercise its rights as provided in (ii) and within the required time frame specified above, Globex shall relinquish any First Right of Refusal related specifically to those shares included in the Sales Notice, unless such sale(s) are not consummated by Stockholder within 30 days of the date of the Sales Notice.

                         (iv) Any election by Globex not to exercise its First Right of Refusal as related to any Sales Notice shall not change or diminish Globex's rights under this Agreement as related to subsequent Sales Notices.

                         (vi) Stockholder may sell or transfer any of the Globex Shares which it beneficially owns directly or indirectly to an Affiliate provided that such Affiliate agrees in writing to be bound by the terms of this Agreement.

          11. Remedies. The parties hereto agree that if for any reason Globex or Stockholder shall have failed to perform its obligations under this Agreement, then any party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to seek specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligation under this Agreement.

          12. Termination. This Agreement (other than the provisions relating to expenses (Section 13), and confidentiality (Section 14)) shall terminate (the "Termination Date") on the earliest of:

               (a) the date on which Globex and Stockholder mutually consent to terminate this Agreement in writing;

               (b) the date of successful consummation of the Stock Purchase Agreement and successful consummation of the Merger;

               (c) the date on which Globex provides written notice to Stockholder of Globex's intention not to exercise the Option;


               (d) the date upon which Globex gives written notice to the Company under the Loan Agreement of its intention not to make any further advances of funds thereunder; or

               (e)  August 30, 1997.

          13. Expenses. Each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers.

          14. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to these matters. In this connection, Stockholder agrees that it will not disclose or discuss these matters with anyone (other than its legal counsel and advisors) not a party to this Agreement, without prior written consent of Globex, except to the extent necessary for filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or disclosures Stockholder's legal counsel advises in writing are necessary in order to fulfill Stockholder's obligations imposed by law, in which events Stockholder shall give prompt prior notice of such disclosure to Globex.

          15.  Certain Covenants of Globex

               15.1 Stock Purchase and Merger. Globex agrees to use its reasonable best efforts to negotiate the terms of the Stock Purchase Agreement and the Merger Agreement in good faith, and to consummate the closing of the Acquisition Transactions contemplated thereby.

               15.2 H-S-R Act Filings. Globex agrees to make in a timely manner any filings required to be made by it under the H-S-R Act in connection with the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Merger Agreement.

          16. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided here) and shall be deemed duly given when received by delivery in person, by telecopy, telex or telegram or by certified mail, postage prepaid, or by an overnight courier service, addressed as follows:

               If to Globex:

                    146 - 14th Street
                    Rouyn-Noranda, Quebec, Canada
                    Attn:     Jack Stoch
                    Chief Executive Officer


               with copies to:

                    Davis, Graham & Stubbs LLP
                    370 Seventeenth Street, Suite 4700
                    Denver, Colorado 80202
                    Attn:     Paul Hilton, Esq.

               If to Stockholder:

                    U.S. Gold Corporation
                    55 Madison, Suite 700
                    Denver, Colorado 80206
                    Attn:     William W. Reid

          17. Entire Agreement: Amendment. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

          18. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Globex may assign any or all of its rights and obligations hereunder to Sub without the consent of Stockholder or the Company, but no such transfer shall relieve Globex of its obligations under this Agreement.

          19. Governing Law. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Colorado without giving effect to the principles of conflicts of laws thereof.

          20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

          21. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable such provision shall be interpreted to be only so broad as is enforceable.


          22. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

          23. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.







                 [THIS SPACE INTENTIONALLY LEFT BLANK]


          IN WITNESS WHEREOF, Globex and Stockholder have each caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

                              GLOBEX MINING ENTERPRISES, INC.,
                              a Quebec corporation


                              By:  JACK STOCH
                                   --------------------------------
                                   Name:  JACK STOCH
                                          -------------------------
                                   Title: PRESIDENT
                                          -------------------------


                              U.S. GOLD CORPORATION,
                              a Colorado corporation


                              By:  WILLIAM W. REID
                                   ----------------------------------
                                   Name:  WILLIAM W. REID
                                          ---------------------------
                                   Title: PRESIDENT
                                          ---------------------------

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